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                                                                    EXHIBIT 99.6

                              THIRD AMENDMENT TO
                   FIRST AMENDED AND RESTATED 1994 EMPLOYEE
                         STOCK AND UNIT OPTION PLAN OF
                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.



     THIS THIRD AMENDMENT TO FIRST AMENDED AND RESTATED 1994 EMPLOYEE STOCK AND UNIT OPTION PLAN, dated as of September ___, 1999, is entered into by and among Charles E. Smith Residential Realty, Inc., a Maryland corporation, for itself and as general partner of Charles E. Smith Residential Realty L.P. (together the "Company").

     WHEREAS, the 1994 Employee Stock and Unit Option Plan (the "Plan") was approved by the Board of Directors of Charles E. Smith Residential Realty, Inc., for itself and as a general partner of the Charles E. Smith Residential Realty L.P., by unanimous written consents dated May 25, 1994, June 13, 1994, June 22, 1994, and June 23, 1994, and at a meeting held on July 26, 1994, by the shareholders of Charles E. Smith Residential Realty, Inc., by unanimous written consents dated June 17, 1994, June 22, 1994, and June 23, 1994, and by the partners of Charles E. Smith Residential Realty L.P. by unanimous written consents dated June 17, 1994, and June 23, 1994, and the Plan, together with the 1994 Employee Restricted Stock and Restricted Unit Plan and Directors Stock Option Plan, was incorporated in a filing on Form S-8 with the Securities and Exchange Commission (the "SEC"), which became effective on August 8, 1994;

     WHEREAS, the Board of Directors of the Company duly adopted and approved
(i) the First Amended and Restated 1994 Employee Stock and Unit Option Plan on November 8, 1994, which was incorporated in a filing on Form 10-K for the year ended December 31, 1994 and filed with the SEC on March 31, 1995, (ii) the First Amendment thereto dated as of May 7, 1998, which was incorporated in a filing on Form S-8 and filed with the SEC on November 17, 1998, and (iii) the Second Amendment thereto dated as of March 1, 1999;

     WHEREAS, the Company and its stockholders did adopt the Plan for the benefit of their employees and the employees of Smith Realty Company (formerly Smith Property Management, Inc.), Consolidated Engineering Services, Inc., and Smith Management Construction, Inc.;

     WHEREAS, the Board of Directors believes that it would be in the best interests of the Company to amend Sections 2.13, 3.1, 3.2, 13 and 15.2 of the Plan to revise the method by which the value of each share of Stock (as defined in the Plan) subject to the Plan is determined, to facilitate the administration of the Plan and to provide certain transfer rights with respect to Options (as defined in the Plan); and

     WHEREAS, the Board of Directors of the Company did, by unanimous written consent dated as of September ___, 1999 and attached hereto as Exhibit A,
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approve such amendments.

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     NOW, THEREFORE, in consideration of the premises herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Plan, as follows:

     1. Section 2.13 of the Plan is hereby amended so that the first sentence of Section 2.13 shall read as follows:

          "2.13 'Fair Market Value' means the value of each share of Stock subject to the Plan determined as follows: if on the Grant Date or other determination date the shares of Stock are listed on an established national or regional stock exchange, are admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or are publicly traded on an established securities market, the Fair Market Value of the shares of Stock shall be the closing price of the shares of Stock on such exchange or in such market (the highest such closing price if there is more than one exchange or market) on the Grant Date (or, if the Grant Date is not a trading day, the trading day immediately preceding the Grant Date) or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sales prices on the Grant Date or such preceding trading day) or, if no sale of the shares of Stock is reported for the Grant Date or such preceding trading day, on the next preceding day on which any sale shall have been reported."

     2. Section 3.1 of the Plan is hereby amended by deleting the second sentence of Section 3.1 in its entirety, so that such Section 3.1 now reads as follows:

          "3.1  Company Plan.  The Company Plan shall be administered by the
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       Company Committee.  The Company Committee shall have such powers and authorities related to the administration of the Company Plan as are consistent with the Company's articles of incorporation and by-laws and with applicable law. The Company Committee shall have the full power and authority (subject to any restrictions imposed by the Board of Directors of the Company, the Company's articles of incorporation or by-laws or applicable law) to take all actions and to make all determinations required or provided for under the Company Plan, any Incentive Award granted by the Company Committee under the Company Plan and any Agreement entered into in connection therewith and shall have the full power and authority to take all such other actions and determinations not inconsistent with the specific terms and provisions of the Company Plan that the Company Committee deems to be necessary or appropriate to the administration of the Company Plan, any Incentive Award granted by the Company Committee under the Company Plan and any Agreement entered into in connection therewith. The interpretation and construction by the Company Committee of any provision of the Company Plan, any Incentive Award granted by the Company Committee under the Company Plan and any Agreement entered into in connection therewith shall be final and conclusive with respect to the Optionee."

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     3.  Section 3.2 of the Plan is hereby amended by deleting the second sentence of Section 3.2 in its entirety, so that such Section 3.2 now reads as follows:

          "3.2  Operating Partnership Plan.  The Operating Partnership Plan
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       shall be administered by the Company Committee.  The Company Committee
       shall have the full power and authority (subject to any restrictions imposed on such Committee by Section 3.1 hereof) to take all actions and to make all determinations required or provided for under the Operating Partnership Plan, any Incentive Award granted by the Company Committee under the Operating Partnership Plan and any Agreement entered into in connection therewith and shall have the full power and authority to take all such other actions and determinations not inconsistent with the specific terms and provisions of the Operating Partnership Plan that the Company Committee deems to be necessary or appropriate to the administration of the Operating Partnership Plan, any Incentive Award granted by the Company Committee under the Operating Partnership Plan and any Agreement entered into in connection therewith. The interpretation and construction by the Company Committee of any provision of the Operating Partnership Plan, any Incentive Award granted by the Company Committee under the Operating Partnership Plan and any Agreement entered into in connection therewith shall be final and conclusive with respect to the Optionee."

          4.    Section 13 of the Plan is deleted in its entirety and a new
Section 13 is inserted so that Section 13 shall read as follows:

     "13. TRANSFERABILITY OF OPTIONS

          13.1  Transferability of Options.  Except as provided in Section
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          13.2, during the lifetime of an Optionee, only the Optionee (or, in the event of legal incapacity or incompetency, the Grantee's guardian or legal representative) may exercise an Option. Except as provided in
          Section 13.2, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

          13.2  Family Transfers. If authorized in the applicable Option
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          Agreement, an Optionee may transfer, not for value, all or part of an
          Option which is not an Incentive Option to any Family Member. For the purpose of this Section 13.2, a "not for value" transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Optionee) in exchange for an interest in that entity. Following a transfer under this Section 13.2, any such Option shall be exercisable by the transferee to the extent that the Option would have been exercisable by the Optionee, and the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Optionee in accordance with this Section 13.2 or by will or the laws of descent and distribution. The event of termination of employment of Section 12.3 hereof shall continue to be applied with respect to the original

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          Optionee, following which the Option shall be exercisable by the transferee only to the extent permitted under, and for the periods specified in, Sections 12.3, 12.4, or 12.5.

            For purposes of this Section 13.2, 'Family Member' shall mean a person who is a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Optionee, any person sharing the Optionee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests."

     5. Section 15.2 of the Plan is hereby amended by amending Section 15.2 to read as follows:

            "15.2  Rule 16b-3.  To the extent any action by the Plan
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          administrators does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative, to the extent permitted by law and deemed advisable by the Plan administrators, and shall not affect the validity of the Plan. In the event Rule 16b-3 is revised or replaced, the Board of Directors of the Company may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement."

     6. All capitalized terms used in this Third Amendment and not otherwise defined shall have the meanings assigned to them in the Plan. Except as modified herein, all terms and conditions of the Plan shall remain in full force and effect, which terms and conditions the parties hereto ratify and affirm.

                      [Page Break Intentionally Inserted]

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     IN WITNESS WHEREOF, the undersigned have executed this THIRD AMENDMENT TO
FIRST AMENDED AND RESTATED 1994 EMPLOYEE STOCK AND UNIT OPTION PLAN as of the date first above written.


                         CHARLES E. SMITH RESIDENTIAL REALTY, INC., for itself and as general partner of Charles E. Smith Residential Realty L.P.


                         BY: _______________________________
                             Ernest A. Gerardi, Jr., President


This Third Amendment to the Plan was duly adopted and approved by the Board of Directors of the Company by unanimous written consent dated as of September ___, 1999.


                         _________________________________
                         Robert D. Zimet
                         Secretary of the Company

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